Exhibit 99.2

PORTFOLIO SUMMARY

PROPERTIES OWNED	% LEASED AS OF 03/31/2007	PERCENT OWNED	ACQUISITION DATE	ACQUISITION PRICE*	DISPOSITION DATE	DISPOSITION PRICE	ALLOCATED NET SALE PROCEEDS
AT&T Oklahoma	SOLD	45%	12/28/00	$15,327,554	4/13/05	$21,430,000	$9,585,853
Comdata	100%	45%	5/15/01	$25,002,019	N/A	N/A	N/A
111 Southchase Boulevard	SOLD	17%	5/18/99	$5,121,827	5/23/07	$7,625,000	$1,236,704
Gartner	SOLD	17%	9/20/99	$8,347,618	4/13/05	$12,520,404	$2,118,499
Johnson Matthey	SOLD	17%	8/17/99	$8,056,392	10/5/04	$10,000,000	$1,653,361
Siemens	100%	45%	5/10/00	$14,294,990	N/A	N/A	N/A
20/20 Building	77%	17%	7/2/99	$9,546,210	N/A	N/A	N/A
WEIGHTED AVERAGE	98%

*	The Acquisition Price does not include the upfront sales charge.

FUND FEATURES

OFFERING DATES	March 1999 – March 2001

PRICE PER UNIT	$10

STRUCTURE	Cash-Preferred – Cash available for distribution up to 10% Preferred Tax-Preferred – Net loss until capital account reaches zero + No Operating Distributions

STRUCTURE RATIO AT CLOSE OF OFFERING	Cash-Preferred – 76% Tax-Preferred – 24%

AMOUNT RAISED	$35,611,192

Please note that the figures and dates in this fact sheet are subject to change as additional information becomes available related to a variety of factors, such as closing costs, prorations, and other adjustments.

The financial information presented is preliminary and subject to change, pending the filing of the Partnership’s Form 10-Q for the period ended June 30, 2007. We do not make any representations or warranties (expressed or implied) about the accuracy of any such statements to the investor’s realized results at the close of the Fund.

Readers of this correspondence should be aware that there are various factors and uncertainties that could cause actual results to differ materially from any forward-looking statements made in this material. Past performance is no guarantee of future results.

Portfolio Overview

Wells Fund XII is in the holding phase of its life cycle. The Fund now owns interests in three properties, having sold 111 Southchase Boulevard in the second quarter of 2007. Our focus at this time involves leasing the remaining vacancy in the portfolio and maximizing operating performance in the assets in order to deliver what we believe will be greater overall performance for our investors.

The sale of 111 Southchase was the direct result of leasing the previously vacant building to Caterpillar, Inc. through 2011. As a result of this property sale, the General Partners have announced the next distribution of net sale proceeds of approximately $1,230,000. This distribution is scheduled for the fourth quarter 2007.

The second quarter 2007 operating distributions to the Cash-Preferred unit holders were 5.50% (see “Estimated Annualized Yield” table), consistent with the last quarter. The General Partners anticipate that operating distributions will remain at a similar level in the near-term, given the re-leasing costs and free rent periods associated with recent leases at the 20/20 building.

We would like to highlight the Cumulative Performance Summary on the back page, which provides a high-level overview of the Fund’s overall performance to date.

Continued on reverse

Property Summary

•

The AT&T Oklahoma building was sold on April 13, 2005, and $9,585,853 in net sale proceeds has been allocated to the Fund. The November 2005 distribution included $9,579,588 of these proceeds. The remaining $6,264 is included in the scheduled net sales distribution for fourth quarter 2007.

•	The Comdata building in Brentwood, Tennessee, outside Nashville, is 100% leased through May 2016.

•

111 Southchase Boulevard was sold on May 23, 2007, following the lease execution with Caterpillar, Inc. Net sale proceeds of $1,236,704 were allocated to the Fund. Almost the entire amount is included in the net sale proceeds scheduled for distribution in the fourth quarter of 2007. The remaining proceeds are being reserved at this time.

•

The Gartner building, located in Fort Myers, Florida, was sold on April 13, 2005, as part of a larger portfolio sale. The net sale proceeds allocated to the Fund from this sale were $2,118,499. The November 2005 distribution included $2,117,051 of these proceeds. The remaining $1,448 is included in the scheduled net sales distribution for fourth quarter 2007.

•

The Johnson Matthey property was sold on October 5, 2004, and $1,653,361 in net sale proceeds has been allocated to Fund XII. Of these proceeds, $1,450,000 was distributed to the limited partners in May 2005. The remaining net sale proceeds were included in the November 2005 distribution.

•	The Siemens building is located in Detroit, Michigan. The property is 100% leased, and the lease extends to 2010.

•

The 20/20 Building is located in Kansas City, Kansas. We have signed two leases with divisions of Blue Cross and Blue Shield of Kansas City, which increased the occupancy to 77%. We continue to aggressively market the remaining vacant space for lease.

For a more detailed quarterly financial report, please refer to Fund XII’s most recent 10-Q filing, which can be found on the Wells Web site at www.wellsref.com

CUMULATIVE PERFORMANCE SUMMARY(1)

	Par Value	Cumulative Operating Cash Flow Distributed	Cumulative Passive Losses(2)		Cumulative Net Sale Proceeds Distributed	Estimated Unit Value as of 12/31/06(3)
Per “Cash-Preferred” Unit	$10	$6.21		N/A	$2.94	$6.49
Per “Tax-Preferred” Unit	$10	$0.00	-$	0.57	$7.70	$7.07

(1)

These per-unit amounts represent estimates of the amounts attributable to the limited partners who have purchased their units directly from the Partnership in its initial public offering of units and have not made any conversion elections from Cash-Preferred units to Tax-Preferred units, or vice versa, under the Partnership agreement.

(2)

This per-unit amount is calculated as the sum of the annual per-unit cumulative passive loss allocated to a Pure Tax-Preferred Unit, reduced for Gain on Sale per unit allocated to a Pure Tax-Preferred Unit.

(3)	Please refer to the disclosure related to the estimated unit valuations contained in the 2006 Form 10-K for this partnership.

ESTIMATED ANNUALIZED YIELD*

	Q1	Q2	Q3	Q4	AVG YTD
2007	5.50%	5.50%	—	—	—
2006	6.00%	6.00%	6.00%	6.00%	6.00%
2005	7.25%	5.00%	5.00%	7.00%	6.06%
2004	8.50%	6.00%	6.00%	6.00%	6.63%
2003	8.75%	8.25%	9.00%	9.00%	8.75%
2002	9.50%	9.50%	9.25%	9.25%	9.38%
2001	8.75%	9.25%	9.25%	9.50%	9.19%
2000	6.47%	7.49%	8.25%	8.50%	7.68%
1999	0.00%	0.00%	10.22%	11.48%	6.98%

TAX PASSIVE LOSSES — “TAX-PREFERRED” PARTNERS

2006	2005	2004	2003	2002	2001
7.97%	-53.26%**	3.84%	9.68%	9.11%	7.31%

*	The calculation is reflective of the $10 offering price, adjusted for NSP paid-to-date to “Cash-Preferred” unit holders.
**	Negative percentage due to income allocation.

6200 The Corners Parkway • Norcross, GA 30092-3365 • www.wellsref.com • 800-448-1010

© 2007 Wells Real Estate Funds